UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
 ___________________________________

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2014
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 Booz Allen Hamilton Holding Corporation
(Exact name of Registrant as specified in its charter)
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Delaware	001-34972	26-2634160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (703) 902-5000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On May 7, 2014, Booz Allen Hamilton Holding Corporation’s wholly-owned subsidiary Booz Allen Hamilton Inc. (the “Company”), Booz Allen Hamilton Investor Corporation (“Investor”) and certain wholly-owned subsidiaries of the Company (the “Subsidiaries” and, together with Investor, the “Guarantors”), entered into the Second Amendment (the “Amendment”) to the Credit Agreement, dated as of July 31, 2012 (as previously amended by the First Amendment to Credit Agreement, dated as of August 16, 2013, the “Existing Credit Agreement” and, as amended, the “Credit Agreement”), among the Company, the Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other lenders and financial institutions from time to time party thereto, primarily to extend the maturity of the tranche A term loans, extend the termination date of the revolving commitments and borrow additional tranche A term loans. The interest rate applicable to the tranche A term loans is unchanged.

Prior to the Amendment, approximately $660 million of tranche A term loans (the “Existing Tranche A Term Loans”) and $1,010 million of tranche B term loans were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, certain lenders under the Existing Credit Agreement exchanged their Existing Tranche A Term Loans for tranche A term loans of like aggregate principal amount (the “Exchanged Refinancing Tranche A Term Loans”), along with Exchanged Refinancing Tranche A Term Loans advanced by certain new lenders, of approximately $660 million. The proceeds of the Exchanged Refinancing Tranche A Term Loans advanced by new lenders were used to prepay in full all of the Existing Tranche A Term Loans that were not exchanged for Exchanged Refinancing Tranche A Term Loans. Pursuant to the Amendment, the Company borrowed additional tranche A term loans of approximately $170 million (the “Incremental Tranche A Term Loans”). The proceeds from the Incremental Tranche A Term Loans were used to partially prepay outstanding principal on the tranche B term loans. Following the Amendment, $830 million of tranche A term loans and approximately $841 million of tranche B term loans were outstanding under the Credit Agreement. Pursuant to the Amendment, (i) certain lenders under the Existing Credit Agreement agreed to provide new revolving credit commitments in aggregate principal amount of $500 million (the “Refinancing Revolving Commitments”), which otherwise have substantially the same terms as the Exchanged Refinancing Tranche A Term Loans and (ii) the existing revolving commitments under the Existing Credit Agreement were terminated. Under the Amendment, the maturity date for the Exchanged Refinancing Tranche A Term Loans and the termination date for the Refinancing Revolving Commitments was extended to May 31, 2019.

The Company also amended its ability to incur additional debt under an incremental term loan credit facility by changing the Consolidated Net Secured Leverage under which such incremental term loans may be incurred to less than or equal to 3.50:1.00. The Company also amended its financial maintenance covenants by changing the maximum consolidated net total leverage ratio to (i) 4.25:1.00 through December 31, 2014 and (ii) 4.00:1.00 for the three-month period ending March 31, 2015 and thereafter. Certain other covenants under the Existing Credit Agreement were amended to provide for greater operational and financial flexibility to the Company. Mandatory prepayments of the Exchanged Refinancing Tranche A Term Loans are generally the same as the terms of the Existing Tranche A Term Loans under the Existing Credit Agreement, except for certain modifications to the excess cash flow prepayment provisions.

The Exchanged Refinancing Tranche A Term Loans will be secured by the same collateral and guaranteed by the same guarantors as the existing term loans under the Credit Agreement. The other terms of the Exchanged Refinancing Tranche A Term Loans and the Incremental Tranche A Term Loans are also generally the same as the terms of the Existing Tranche A Term Loans under the Existing Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the Exchanged Refinancing Tranche A Term Loans, the Incremental Tranche A Term Loans and the Refinancing Revolving Commitments is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Second Amendment to Credit Agreement, dated as of May 7, 2014, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC, Booz Allen Hamilton Engineering Services, LLC, SDI Technology Corporation, ASE, Inc. and Booz Allen Hamilton International, Inc., as Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other Lenders and financial institutions from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

BY:	/s/ Nancy J. Laben Nancy J. Laben Executive Vice President and General Counsel
Date: May 13, 2014

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Second Amendment to Credit Agreement, dated as of May 7, 2014, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC, Booz Allen Hamilton Engineering Services, LLC, SDI Technology Corporation, ASE, Inc. and Booz Allen Hamilton International, Inc., as Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other Lenders and financial institutions from time to time party thereto.